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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       THE UNITED STATES SHOE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.
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     (3) Filing Party:
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     (4) Date Filed:
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                             [U.S. Shoe Letterhead]

                                                                  April 7, 1995
DEAR SHAREHOLDER:

      In its continuing attempt to buy U.S. Shoe for the cheapest possible price, Luxottica Group S.p.A. has begun a solicitation campaign asking you to approve "Agent Designations." Luxottica intends to use the Agent Designations to call a Special Meeting of Shareholders at which it will seek to replace U.S. Shoe's independent directors with directors hand-picked by Luxottica. Luxottica admits that its candidates would be committed to consummation of Luxottica's $24 per share tender offer.

      U.S. SHOE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED LUXOTTICA'S $24 OFFER TO BE INADEQUATE. DON'T HELP LUXOTTICA PURCHASE YOUR COMPANY AT AN INADEQUATE PRICE. IF LUXOTTICA GAINS CONTROL OF U.S. SHOE'S BOARD OF DIRECTORS, IT WILL HAVE LESS INCENTIVE TO RAISE ITS OFFER. DO NOT SIGN ANY GOLD "AGENT DESIGNATION" CARD SENT TO YOU BY LUXOTTICA. WHETHER OR NOT YOU HAVE RESPONDED TO LUXOTTICA'S SOLICITATION OF "AGENT DESIGNATIONS," YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED GREEN REVOCATION CARD AS SOON AS POSSIBLE.

      The Board is progressing toward its publicly-stated goal of enhancing value in the near term for U.S. Shoe shareholders. The Board has directed the Company's management and financial advisor, James D. Wolfensohn Incorporated, to pursue opportunities to enhance the value of your investment in U.S. Shoe. To that end:

      - The Company has entered into a definitive agreement to sell U.S. Shoe's footwear business to Nine West for a total consideration of approximately $600 million in cash and warrants.

      - The Board is continuing to explore strategic alternatives, which could include the sale of the Company or one or more of its remaining businesses.

      - We have commenced the process of providing confidential business information to Luxottica to point out why we believe their $24 per share offer is inadequate.

      The eleven members of the U.S. Shoe Board, including nine outside directors who are not officers of the Company, strongly believe U.S. SHOE SHAREHOLDERS ARE MORE LIKELY TO REALIZE GREATER VALUE THROUGH AN ORDERLY AND IMPARTIAL PROCESS CONDUCTED BY THIS BOARD THAN BY RELINQUISHING CONTROL TO LUXOTTICA'S HAND-PICKED REPRESENTATIVES, who are committed to furthering their $24 per share offer.
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      In seeking to further its interests instead of yours, Luxottica has:

      - Sued U.S. Shoe in an attempt to block the sale of your Company's footwear business to Nine West for approximately $600 million in cash and warrants.

      - Announced that it intends to pursue three costly, confusing and disruptive solicitations of U.S. Shoe shareholders, all in furtherance of its inadequate $24 per share offer.

      - Ignored the fact that U.S. Shoe stock recently has traded around $26 -- well above what Luxottica has offered you for your shares.

      Send a message to Luxottica that $24 per share is NOT ENOUGH. Reject Luxottica's attempt to take control of the U.S. Shoe Board. DO NOT return any gold "Agent Designation" form you may receive from Luxottica. Instead, please support the U.S. Shoe Board's effort to enhance shareholder value by signing, dating and mailing the enclosed GREEN revocation card today.

      Thank you for your continuing support.
                                            Sincerely,

                                            /s/ BANNUS B. HUDSON
                                            BANNUS B. HUDSON
                                            President and Chief Executive
                                            Officer

      DO NOT SUPPORT LUXOTTICA'S EFFORTS TO BUY YOUR COMPANY AT A PRICE THE BOARD HAS DETERMINED TO BE INADEQUATE.

      PLEASE DISCARD LUXOTTICA'S GOLD AGENT DESIGNATION CARD.

      PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION CARD.

      If you have any questions or need assistance voting your U.S. Shoe shares, please call our proxy solicitor:

                             D.F. King & Co., Inc.
                           1-800-628-8528 (Toll-Free)